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EXHIBIT 21

                         BIOMAGNETIC TECHNOLOGIES, INC.
                              LIST OF SUBSIDIARIES
                               SEPTEMBER 30, 1999



                                            Jurisdiction                Percentage of
                                              in which                Voting Securities
                  Name                      Incorporated               Owned by Parent
Biomagnetic Technologies GmbH (A)              Germany                       100%


       (A) The subsidiary changed its name in October 1991. It was formerly known as S.H.E. Kryotechnische Instrumente und Systeme GmbH. Substantially all assets and liabilities of the subsidiary were transferred to Biomagnetic Technologies, Niedelassung, a branch of Biomagnetic Technologies, Inc. on October 1, 1997.